Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

between

NEW BLC CORPORATION

and

NAVIENT CORPORATION

dated as of

April 28, 2014

i

ii

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT dated as of April 28, 2014, between New BLC Corporation, a Delaware corporation (“SLM BankCo”), and Navient Corporation, a Delaware corporation (“NewCo”). SLM BankCo and NewCo are sometimes referred to herein, individually, as a “Party,” and, collectively, as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, the Board of Directors of SLM Corporation, a Delaware Corporation (“Existing SLM”), has determined that it would be in the best interests of its stockholders that its education loan management business be separated from its consumer banking business (the “Separation”);

WHEREAS, the Separation will involve an internal corporate reorganization of Existing SLM and its subsidiaries, pursuant to which all of the assets and liabilities associated with Existing SLM’s loan management, services and asset recovery business will be transferred to NewCo and its subsidiaries, and those assets and liabilities (to the extent not assumed by NewCo) associated with its consumer banking business will remain with or be transferred to SLM BankCo and its subsidiaries;

WHEREAS, as part of the internal corporation reorganization, (x) SLM BankCo, which is a newly formed holding company, will become the publicly traded successor to Existing SLM by means of a holding company merger effected pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”), and (y) Existing SLM will become a subsidiary of NewCo and retain directly or indirectly the assets and liabilities associated with Existing SLM’s businesses other than the consumer banking business to be retained by or transferred to SLM BankCo and its subsidiaries;

WHEREAS, immediately following the internal corporate reorganization, SLM BankCo will own all of the issued and outstanding shares of NewCo common stock, which it will distribute to SLM BankCo stockholders, on a pro rata basis, as of a record date previously determined by the Existing SLM Board of Directors (the “Distribution”), thereby completing the Separation;

WHEREAS, the Parties and Existing SLM are entering into the Separation Agreement, which sets forth the agreement of the Parties and Existing SLM regarding the internal corporate reorganization and other transactions necessary to effect the Separation, including the Distribution;

WHEREAS, the Separation Agreement provides, among other things, subject to the terms and conditions thereof, for the execution and delivery of various agreements, including this Agreement, in order to facilitate and provide for the Separation, provide a framework for the relationship of SLM BankCo and NewCo after the Separation and provide for the allocation between SLM BankCo and NewCo of all of the assets, liabilities, and obligations of Existing SLM and its subsidiaries attributable to periods prior to and after the Separation; and

WHEREAS, this Agreement is being entered into in order to allocate between SLM BankCo and NewCo certain assets, liabilities and obligations, and related responsibilities, with respect to employees, employee compensation, benefit plans and programs, and to set forth the agreement of SLM BankCo and NewCo with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

(a) “2014 Pre-Spin Bonus” has the meaning set forth in Section 3.7.

(b) “Adjusted SLM BankCo RSA” has the meaning set forth in Section 3.2(a).

(c) “Adjusted SLM BankCo RSU” has the meaning set forth in Section 3.3(b).

(d) “Adjusted NewCo RSU” has the meaning set forth in Section 3.3(b).

(e) “Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the NewCo Group shall be deemed an Affiliate of any member of the SLM BankCo Group and (b) no member of the SLM BankCo Group shall be deemed to be an Affiliate of any member of the NewCo Group; except that the foregoing shall not affect the treatment of SLM BankCo and SMI as “affiliates” for purposes of federal customer data privacy laws, including the Gramm-Leach-Bliley Act during the Preferred Stock Period (as defined in the Separation Agreement).

(f) “Agreement” means this Employee Matters Agreement together with all Schedules hereto and all amendments, changes and supplements hereto and thereto entered into in accordance with Section 12.9.

(g) “Ancillary Agreements” has the meaning set forth in the Separation Agreement.

(h) “Benefit Arrangement” means any contract, agreement, policy, practice, program, plan, trust or arrangement (other than any deferred compensation, profit sharing, bonus, stock-based compensation or other form of incentive compensation) providing for benefits, perquisites or compensation of any nature to any Employee, or to any family member, dependent or beneficiary of any such Employee, including travel and accident insurance, tuition reimbursement, vacation, sick, personal or bereavement days, and holidays.

(i) “COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at Code Section 4980B.

(j) “Code” means the Internal Revenue Code of 1986.

(k) “Code Sections” means a section of the Code.

(l) “Confidential Information” has the meaning set forth in the Separation Agreement.

(m) “Deferred Compensation Plan” has the meaning set forth in Section 6.5.

(n) “DGCL” has the meaning set forth in the recitals to this Agreement.

(o) “Distribution” has the meaning set forth in the recitals to this Agreement.

(p) “Distribution Date” has the meaning set forth in the Separation Agreement.

(q) “Effective Time” means 4 p.m., Eastern Standard Time, on the Distribution Date.

(r) “Employee” means any SLM BankCo Employee, NewCo Employee or Former NewCo Employee.

(s) “Employee Records” has the meaning set forth in Section 2.4(a).

(t) “ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

(u) “ESPP” means the Amended and Restated Sallie Mae Employee Stock Purchase Plan.

(v) “Exchange Act” means the Securities Exchange Act of 1934.

(w) “Existing SLM” has the meaning set forth in the preamble to this Agreement.

(x) “FMLA” means the U.S. Family and Medical Leave Act.

(y) “Former NewCo Employee” has the meaning set forth in Section 2.2(a).

(z) “Group” means collectively the Sallie Mae Group, NewCo Group and the SLM BankCo Group.

(aa) “Initial Employment Date” means, for any person, the first date such person was employed by any member of the Sallie Mae Group.

(bb) “IRS” means the U.S. Internal Revenue Service.

(cc) “Legacy Pension Liabilities” has the meaning set forth in Section 11.1.

(dd) “Legacy Performance Stock Units” has the meaning set forth in Section 3.5(a).

(ee) “Legacy Sallie Mae Employee” has the meaning set forth in Section 2.2(a).

(ff) “Legacy SLM BankCo Option” has the meaning set forth in Section 3.4(a).

(gg) “Measurement Date” has the meaning set forth in Section 3.5(a).

(hh) “Merger” has the meaning set forth in the Separation Agreement.

(ii) “Merger Date” means the date on which the Merger becomes effective in accordance with Section 251 and Section 103 under the DGCL.

(jj) “NASDAQ” means the NASDAQ Global Select Market.

(kk) “NewCo” has the meaning set forth in the preamble to this Agreement.

(ll) “NewCo Benefit Arrangement” means any Benefit Arrangement sponsored by a member of the NewCo Group.

(mm) “NewCo Common Stock” means the common stock of NewCo, par value $0.01 per share.

(nn) “NewCo Director” means an individual who is a non-employee director of NewCo following the Distribution.

(oo) “NewCo Employee” means any individual who is employed by a member of the NewCo Group on the Distribution Date.

(pp) “NewCo Entity” means any (x) member of the NewCo Group (together with each current and former, direct or indirect, Subsidiary of any such member (and of any such former Subsidiary)) and (y) any former Subsidiary of Existing SLM, or line of business of a Subsidiary of Existing SLM, that was sold or otherwise disposed of prior to the Distribution Date. For purposes of this definition, all lines of business that are treated as “discontinued operations” in the consolidated financial statements of NewCo shall be deemed to have been part of a NewCo Entity. For purposes of this definition, no SLM BankCo Entity shall be considered a NewCo Entity. The Parties acknowledge that this term is defined differently in the Separation Agreement.

(qq) “NewCo Equity Awards” means NewCo RSAs, NewCo RSUs or Post-Distribution NewCo Options.

(rr) “NewCo ESPP” means an employee stock purchase plan sponsored by NewCo with terms substantially similar to those of the ESPP as of the Distribution Date.

(ss) “NewCo Group” means, collectively, NewCo and each NewCo Subsidiary.

(tt) “NewCo New Equity Plan” means the Navient Corporation 2014 Omnibus Incentive Plan, under which the NewCo equity-based awards described in Article III shall be issued.

(uu) “NewCo Reimbursement Account” has the meaning set forth in Section 7.3(b).

(vv) “NewCo RSU” has the meaning set forth in Section 3.3(a).

(ww) “NewCo Subsidiary” means any direct or indirect Subsidiary of NewCo, as of the Distribution Date.

(xx) “NewCo Supplemental 401(k) Plan” has the meaning set forth in Section 6.4.

(yy) “NewCo Thrift Plan” has the meaning set forth in Section 6.1.

(zz) “NewCo Thrift Plan Beneficiaries” has the meaning set forth in Section 6.1.

(aaa) “NewCo Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the NewCo Group on the Distribution Date.

(bbb) “NewCo Welfare Plan Participants” has the meaning set forth in Section 7.1.

(ccc) “Participating NewCo Employers” has the meaning set forth in Section 7.1.

(ddd) “Participation Period” has the meaning set forth in Section 7.3(b).

(eee) “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

(fff) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(ggg) “Post-Distribution NewCo Share Price” means the volume-weighted average of the “when issued” trading price on NASDAQ of a share of NewCo Common Stock on the five trading days ending on the Distribution Date.

(hhh) “Post-Distribution NewCo Option” has the meaning set forth in Section 3.4(a).

(iii) “Post-Distribution SLM BankCo Option” has the meaning set forth in Section 3.4(a).

(jjj) “Post-Distribution SLM BankCo Option Price Target” means, as to a particular Post-Distribution SLM BankCo Option that is to include a Price Target, the number determined by multiplying the Price Target of the Legacy SLM BankCo Option in respect of which such Post-Distribution SLM BankCo Option is to be granted by a fraction, the numerator of which is the Post-Distribution SLM BankCo Share Price and the denominator of which is the Pre-Distribution SLM BankCo Share Price.

(kkk) “Post-Distribution SLM BankCo Share Price” means the volume-weighted average of the “ex-dividend” trading price of a share of SLM BankCo Common Stock on the five trading days ending on the Distribution Date.

(lll) “Pre-Distribution SLM BankCo Share Price” means the sum of the Post-Distribution SLM BankCo Share Price and the Post-Distribution NewCo Share Price.

(mmm) “Price Target” means any SLM BankCo Stock Price (or Prices) that is (or are) specified as an exercisability trigger in a SLM BankCo Option.

(nnn) “Privacy Contract” means any contract entered into in connection with applicable privacy protection laws or regulations.

(ooo) “Registration Statement Effectiveness Date” means the first date on which the applicable registration statement on Form S-8 (or other appropriate form) contemplated by Section 3.9 shall be effective under the Securities Act.

(ppp) “Post-Distribution NewCo Option” has the meaning set forth in Section 3.4(a).

(qqq) “Post-Distribution NewCo Option Price Target” means, as to a particular Post-Distribution NewCo Option that is to include a Price Target, the number determined by multiplying the Price Target of the Legacy SLM BankCo Option in respect of which such Post-Distribution NewCo Option is to be granted multiplied by (ii) a fraction, the numerator of which is the Post-Distribution NewCo Share Price and the denominator of which is the Pre-Distribution SLM BankCo Share Price.

(rrr) “Post-Distribution SLM BankCo Option” has the meaning set forth in Section 3.4(a).

(sss) “Sallie Mae Group” means Existing SLM and its predecessors and every Subsidiary of Existing SLM and such predecessors in existence at any time prior to the Merger Date.

(ttt) “SEC” means the Securities and Exchange Commission.

(uuu) “Securities Act” means the Securities Act of 1933.

(vvv) “Separation” has the meaning set forth in the recitals to this Agreement.

(www) “Separation Agreement” means the Separation and Distribution Agreement, dated as of April 28, 2014, among the Parties and Existing SLM, together with all Schedules and all amendments and supplements thereto.

(xxx) “SLM BankCo” has the meaning set forth in the preamble to this Agreement.

(yyy) “SLM BankCo Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by a member of the SLM BankCo Group on the Distribution Date. For purposes of this definition, a Benefit Arrangement sponsored or maintained by any one or more members of the SLM BankCo Group includes any former Benefit Arrangement of Existing SLM that has been assumed by one or more members of the SLM BankCo Group (expressly or by the terms of the applicable Benefit Arrangement). Effective on the Merger Date, SLM BankCo shall assume each Benefit Arrangement then sponsored or maintained by Existing SLM, unless otherwise provided in the Agreement.

(zzz) “SLM BankCo Common Stock” means (i) for any period prior to the Merger Date, the common stock of Existing SLM, par value $0.20 per share, and (ii) for any period from and following the Merger Date, the common stock of SLM BankCo, par value $0.20 per share.

(aaaa) “SLM BankCo Deferred Compensation Plan” has the meaning set forth in Section 6.5.

(bbbb) “SLM BankCo Director” means an individual who is a non-employee director of SLM BankCo following the Distribution Date.

(cccc) “SLM BankCo Employee” means any individual who is employed by a member of the SLM BankCo Group on the Distribution Date.

(dddd) “SLM BankCo Entity” means any member of the SLM BankCo Group. For purposes of this definition, no NewCo Entity shall be considered a SLM BankCo Entity. The Parties acknowledge that this term is defined differently in the Separation Agreement.

(eeee) “SLM BankCo Equity Awards” means Legacy SLM BankCo Options, SLM BankCo Options, SLM BankCo RSAs, SLM BankCo RSUs or Post-Distribution SLM BankCo Options.

(ffff) “SLM BankCo Group” means, collectively, SLM BankCo and each SLM BankCo Subsidiary. For purposes of this definition, no member of the NewCo Group shall be deemed a member of the SLM BankCo Group.

(gggg) “SLM BankCo Legacy Equity Plan” means any equity plan sponsored or maintained by the SLM BankCo Group immediately prior to the Distribution Date. For purposes of this definition, an equity plan sponsored or maintained by SLM BankCo includes a former equity plan of Existing SLM that has been assumed by SLM BankCo (expressly or by the terms of the applicable equity plan). Effective on the Merger Date, SLM BankCo shall assume each equity plan then sponsored or maintained by Existing SLM, unless otherwise provided in the Agreement.

(hhhh) “SLM BankCo Options” means options to purchase shares of SLM BankCo Common Stock granted pursuant to any of the SLM BankCo Legacy Equity Plans, including options granted prior to the Merger Date by Existing SLM and assumed by SLM BankCo.

(iiii) “SLM BankCo Rabbi Trust” has the meaning set forth in Section 5.1.

(jjjj) “SLM BankCo RSAs” means unvested restricted stock awards issued under any of the SLM BankCo Legacy Equity Plans, including awards issued by Existing SLM prior to the Merger Date and assumed by SLM BankCo.

(kkkk) “SLM BankCo RSUs” means restricted stock units or deferred stock units issued under any of the SLM BankCo Legacy Equity Plans that are not subject to performance conditions, including units issued by Existing SLM prior to the Merger Date and assumed by SLM BankCo.

(llll) “SLM BankCo Subsidiary” means any Subsidiary of SLM BankCo as of the Distribution Date. For purposes of this definition, no NewCo Subsidiary shall be considered a SLM BankCo Subsidiary.

(mmmm) “SLM BankCo Thrift Plan” means the Sallie Mae 401(k) Savings Plan.

(nnnn) “SLM BankCo Thrift Plan Beneficiaries” has the meaning set forth in Section 6.1.

(oooo) “SLM BankCo Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the SLM BankCo Group on the Distribution Date. For purposes of this definition, a Welfare Plan sponsored or maintained by any one or more members of the SLM BankCo Group includes former Welfare Plans of Existing SLM that have been assumed by a member of the SLM BankCo Group (expressly or by the terms of the applicable Welfare Plan). Effective on the Merger Date, SLM BankCo shall assume each Welfare Plan then sponsored or maintained by Existing SLM, unless otherwise provided in the Agreement.

(pppp) “Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its Subsidiaries, or by such specified Person and one or more of its Subsidiaries.

(qqqq) “Supplemental 401(k) Plan” has the meaning set forth in Section 6.4.

(rrrr) “U.S.” means the United States of America.

(ssss) “WARN” means the U.S. Worker Adjustment and Retraining Notification Act, and any applicable state or local law equivalent.

(tttt) “Welfare Plan” means a “welfare plan” as defined in ERISA Section 3(1) and also means a cafeteria plan under Code Section 125 and any benefits offered thereunder, including pre-tax premium conversion benefits, a dependent care assistance program, contribution funding toward a health savings account and flex or cashable credits.

Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(uuuu) words used in the singular include the plural and words used in the plural include the singular;

(vvvv) if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;

(wwww) reference to any gender includes the other gender and the neuter;

(xxxx) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(yyyy) the words “shall” and “will” are used interchangeably and have the same meaning;

(zzzz) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(aaaaa) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(bbbbb) all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Savings Time, as applicable, on the date in question;

(ccccc) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified;

(ddddd) accounting terms used herein shall have the meanings historically ascribed to them by Existing SLM and its Subsidiaries for periods prior to the Merger Date, including NewCo for this purpose, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(eeeee) reference to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(fffff) the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(ggggg) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(hhhhh) reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(iiiii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(jjjjj) if there is any conflict between the provisions of the main body of this Agreement and the Schedules hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

(kkkkk) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the U.S.;

(lllll) the titles to Articles and headings of Sections contained in this Agreement, in any Schedule and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(mmmmm) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

ASSIGNMENT OF EMPLOYEES

Active Employees.

(a) NewCo Employees. Except as otherwise set forth in this Agreement, effective as of the Distribution Date, the employment of the NewCo Employees will be continued by a member of the NewCo Group. Prior to such date, NewCo Employees will be transferred and assigned to the applicable member of the NewCo Group. Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation as may be necessary to reflect such assignments and transfers.

(b) SLM BankCo Employees. Except as otherwise set forth in this Agreement, effective as of the Distribution Date, the employment of the SLM BankCo Employees will be continued by a member of the SLM BankCo Group. Prior to such date, SLM BankCo Employees will be transferred and assigned to the applicable member of the SLM BankCo Group. Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation as may be necessary to reflect such assignments and transfers.

(c) At-Will Status. Notwithstanding the above or any other provision of this Agreement, nothing in this Agreement shall create any obligation on the part of any member of the SLM BankCo Group or any member of the NewCo Group to continue the employment of any employee for any period following the date of this Agreement or the Distribution or to change the employment status of any employee from “at will,” to the extent such employee is an “at will” employee under applicable law.

(d) Severance. The Distribution and the assignment, transfer or continuation of the employment of employees as contemplated by this Section 2.1 shall not be deemed a severance of employment of any employee for purposes of this Agreement or any plan, policy, practice or arrangement of any member of the Group.

(e) Change of Control/Change in Control. Neither the completion of the Distribution nor any transaction in connection with the Distribution (including the Merger) shall be deemed a “change of control” or “change in control” for purposes of any plan, policy, practice or arrangement relating to directors, former directors, employees, former employees or consultants of any member of the Group.

Former Employees.

(f) Any individual who has previously worked as an employee for a member (or former member) of the Sallie Mae Group but who is not employed by the Sallie Mae Group as of the time immediately prior to the Distribution Date shall be referred to as a “Legacy Sallie Mae Employee”. For purposes of this Agreement, any Legacy Sallie Mae Employee shall be deemed to be a “Former NewCo Employee.”

Employment Law Obligations.

(g) WARN Act. After the Distribution Date, (i) SLM BankCo shall be responsible for providing any necessary WARN notice (and meeting any similar state law notice requirements) with respect to any termination of any SLM BankCo Employee and (ii) NewCo shall be responsible for providing any necessary WARN notice (and meeting any similar state law notice requirements) with respect to any termination of any NewCo Employee.

(h) Compliance With Employment Laws. On and after the Distribution Date, (i) each member of the SLM BankCo Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related laws and requirements relating to the employment of SLM BankCo Employees, and (ii) each member of the NewCo Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related laws and requirements relating to the employment of NewCo Employees and the treatment of any applicable Former NewCo Employees in respect of their former employment. Any liabilities with respect to Legacy Sallie Mae Employees that are not specifically allocated within this Agreement shall be assumed and satisfied by NewCo.

Employee Records.

(i) Records Relating to SLM BankCo Employees. All records, data and other employee-related information in any form (collectively, “Employee Records”) relating to SLM BankCo Employees shall be the property of the SLM BankCo Group, except that Employee Records pertaining to such an employee and relating to any period that such employee was (i) employed by NewCo or (ii) covered under any employee benefit plan sponsored by any member of the NewCo Group (to the extent that such records or data relate to such coverage) prior to the Distribution Date shall be jointly owned by those members of the NewCo Group and the SLM BankCo Group.

(j) Records Relating to NewCo Employees and Former NewCo Employees. All Employee Records relating to NewCo Employees or Former NewCo Employees shall be the property of the NewCo Group, except that Employee Records pertaining to such an employee and relating to any period that such employee was (i) employed by any member of the SLM BankCo Group or (ii) covered under any employee benefit plan sponsored by any member of the SLM BankCo Group (to the extent that such records or data relate to such coverage) prior to the Distribution Date shall be jointly owned by those members of the SLM BankCo Group and the NewCo Group.

(k) Sharing of Records. Notwithstanding Sections 2.4(a) and (b), each of NewCo and SLM BankCo shall allow the other to retain a copy of the Employee Records owned by each of them, and use their respective commercially reasonable efforts to provide the other such Employee Records as may be necessary or appropriate to carry out their respective obligations under applicable law (subject to any relevant privacy protection laws or regulations in any applicable jurisdictions or Privacy Contract), this Agreement, any other Ancillary Agreement or the Separation Agreement, and for the purposes of administering their respective employee benefit plans and policies. All information and records regarding employment, personnel and employee benefit matters, including Employee Records, of SLM BankCo Employees shall be accessed, retained, held, used, copied and transmitted after the Distribution Date by members of the SLM BankCo Group in accordance with all applicable laws, policies and Privacy Contracts relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records. All information and records regarding employment, personnel and employee benefit matters, including Employee Records, of NewCo Employees and Former NewCo Employees shall be accessed, retained, held, used, copied and transmitted after the Distribution Date by members of the NewCo Group in accordance with all applicable laws, policies and Privacy Contracts relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records.

(l) Access to Records. To the extent not inconsistent with this Agreement and any applicable privacy protection laws or regulations or Privacy Contracts, access to all employment, personnel and employee benefit matters, including Employee Records, after the Distribution Date will be provided to members of the SLM BankCo Group and members of the NewCo Group in accordance with the Separation Agreement. In addition, notwithstanding anything to the contrary, SLM BankCo shall be provided reasonable access to those records that are the property of the NewCo Group necessary for the administration of any plans or programs on behalf of SLM BankCo Employees after the Distribution Date to the extent permissible under applicable privacy protection laws or regulations or Privacy Contracts. SLM BankCo shall also be permitted to retain copies of all restrictive covenant agreements with any NewCo Employee or Former NewCo Employee in which any member of the SLM BankCo Group has a valid business interest. In addition, notwithstanding anything to the contrary, NewCo shall be provided reasonable access to those records that are the property of the SLM BankCo Group necessary for the administration of any plans or programs on behalf of NewCo Employees and Former NewCo Employees after the Distribution Date to the extent permissible under applicable privacy protection laws or regulations or Privacy Contracts. NewCo shall also be permitted to retain copies of all restrictive covenant agreements with any SLM BankCo Employee in which any member of the NewCo Group has a valid business interest.

(m) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to information and records regarding employment, personnel and employee benefit matters, including Employee Records, SLM BankCo and NewCo shall (and shall cause their respective Subsidiaries to) comply with all applicable laws, regulations, Privacy Contracts and internal policies, and shall indemnify and hold harmless each other from and against any and all liability, claims, actions, and damages that arise from a failure (by the indemnifying party or its affiliates or their respective agents) to so comply with all applicable laws, regulations, Privacy Contracts and internal policies applicable to such information and records.

(n) No Access to Computer Systems or Files. No provision of this Agreement shall give (i) any member of the SLM BankCo Group direct access to the computer systems or other files, records or databases of any member of the NewCo Group to access Employee Records or (ii) any member of the NewCo Group direct access to the computer systems or other files, records or databases of any member of the SLM BankCo Group to access Employee Records, unless expressly and specifically permitted by the owner of such systems, files, records or databases.

(o) Relation to Separation Agreement. The provisions of this Section 2.4 shall be in addition to, and not in derogation of, the provisions of the Separation Agreement governing Confidential Information, including Section 6.9 of the Separation Agreement. To the extent of any inconsistency between the provisions of this Section 2.4 of this Agreement and Section 6.9 of the Separation Agreement, the provisions of this Section 2.4 shall control.

(p) Confidentiality. Except to the extent otherwise set forth in this Agreement, all Employee Records shall, in each case, be subject to the confidentiality provisions of the Separation Agreement and any Privacy Contract or other applicable agreement and applicable law.

(q) Cooperation. Each Party shall use commercially reasonable efforts to cooperate to share, retain and maintain data and records that are necessary or appropriate to further the purposes of this Section 2.4 and for each Party to administer its respective benefit plans to the extent consistent with this Agreement and applicable law, and each Party agrees to cooperate as long as is reasonably necessary to further the purposes of this Section 2.4. Except as provided under any Ancillary Agreement, no Party shall charge another Party a fee for such cooperation.

(r) HIPAA Business Associate Agreement. NewCo and SLM BankCo shall enter into a Business Associate agreement under the Health Insurance Portability and Accountability Act of 1996, as amended, with respect to the group health plan of the other Party, in such form as NewCo and SLM BankCo shall mutually agree.

ARTICLE III

EQUITY AND INCENTIVE COMPENSATION PLANS

General Principles.

(a) For the avoidance of doubt, the provisions of this Article III shall not apply unless the Distribution takes place. The adjustments and replacements of awards contemplated by this Article III may be made in advance of the Distribution, but no adjusted or replacement award may be settled or exercised prior to the Distribution, and if the Distribution does not occur by December 31, 2014, such adjustments and/or replacements shall be null and void. Each of SLM BankCo and NewCo shall take any and all reasonable action as shall be necessary and appropriate to further the provisions of this Article III.

(b) Where an award granted under one of the SLM BankCo Legacy Equity Plans is adjusted or replaced in whole or in part by an award under either a SLM BankCo Legacy Equity Plan or the NewCo New Equity Plan in accordance with the provisions of this Article III, such award generally shall be on terms which are in all material respects identical to the terms of the award which it replaces (including any requirements of continued employment) but subject to any necessary changes to take into account that (i) an award may relate to NewCo Common Stock, (ii) the NewCo New Equity Plan is administered by NewCo and the compensation committee of its board of directors, (iii) if applicable, the grantee under the award is employed or affiliated with a new employer or plan sponsor, and (iv) except for Price Targets under a Post-Distribution NewCo Option or a Post-Distribution SLM BankCo Option, the award is not subject to any performance conditions. Where an award granted under one of the SLM BankCo Legacy Equity Plans is adjusted in accordance with the provisions of this Article III, such award shall otherwise continue to retain the same terms and conditions of the original award, subject to any necessary changes to take into account the adjustments required by this Article III.

(c) Following the Distribution Date, a grantee who has outstanding awards under one or more of the SLM BankCo Legacy Equity Plans and/or replacement awards under the NewCo New Equity Plan shall be considered to have been employed continuously by the applicable plan sponsor before the Distribution for purposes of (1) vesting and (2) determining the date of termination of employment as it applies to any such award. SLM BankCo will take such action as is necessary such that NewCo Employees that hold SLM BankCo Equity Awards as of or following the Distribution Date will not incur a termination of employment as a result of the Distribution for purposes of such awards. NewCo will take such action as is necessary such that SLM BankCo Employees that hold NewCo Equity Awards as of or following the Distribution Date will not incur a termination of employment as a result of the Distribution for purposes of such awards. Following the Distribution Date, a grantee who has outstanding awards under one or more of the SLM BankCo Legacy Equity Plans and/or replacement awards under the NewCo New Equity Plan shall be considered to be employed by the applicable plan sponsor only for service with the applicable of SLM BankCo or NewCo whichever is the employer of the individual as of a time immediately after the Distribution Date. For the avoidance of doubt, (1) a NewCo Employee or NewCo Director who has a SLM BankCo Equity Award will continue to vest in such award by reason of service with NewCo but upon termination of service with NewCo will be treated for purposes of the SLM BankCo Equity Award as having then terminated service, and (2) a SLM BankCo Employee or SLM BankCo Director who has a NewCo Equity Award will continue to vest in such award by reason of service with SLM BankCo but upon termination of service with SLM BankCo will be treated for purposes of the NewCo Equity Award as having then terminated service.

(d) No award described in this Article III, whether outstanding or to be issued, adjusted, substituted or cancelled by reason of or in connection with the Distribution, shall be adjusted, settled or cancelled or become exercisable if in the judgment of the administrator of the applicable plan or program such action would be inconsistent with applicable law, including federal securities laws. Any period of exercisability will not be extended on account of a period during which such an award is not exercisable in accordance with the preceding sentence.

Restricted Stock.

(e) Each grantee under the SLM BankCo Legacy Equity Plans who holds one or more SLM BankCo RSAs shall receive in lieu of such award an adjusted award of SLM BankCo Restricted Stock (an “Adjusted SLM BankCo RSA”) with respect to a number of shares of SLM BankCo Common Stock equal to a fraction, the numerator of which is the product of the Pre-Distribution SLM BankCo Share Price and the number of shares subject to the SLM BankCo RSA and the denominator of which is the Post-Distribution SLM BankCo Share Price, rounded up to the nearest whole share. SLM BankCo (or one or more of the SLM BankCo Subsidiaries, as designated by SLM BankCo) shall be responsible for (i) the satisfaction of all tax reporting and withholding requirements in respect of the Adjusted SLM BankCo RSAs and (ii) remitting the appropriate tax or withholding amounts to the appropriate taxing authorities. Except as provided in the foregoing provisions of this Section 3.2(a), the Adjusted SLM BankCo RSAs shall be granted on terms which are in all material respects identical (including with respect to vesting) to the terms of the SLM BankCo RSAs with respect to which they are granted.

Restricted Stock Units.

(f) Each grantee under the SLM BankCo Legacy Equity Plans who holds one or more SLM BankCo RSUs granted prior to February 4, 2014, or granted in connection with awards under the 2013 Management Incentive Plan, except each grantee of awards set forth on Schedule 3.3(b), shall retain each such SLM BankCo RSU and shall receive a number of additional restricted stock units with respect to NewCo Common Stock (the “NewCo RSUs”) equal to the number of shares received by a stockholder of SLM BankCo Common Stock in connection with the Distribution with respect to the number of shares of SLM BankCo Common Stock subject to such grantee’s SLM BankCo RSUs. Except as provided in this Agreement, NewCo RSUs shall be granted on terms which are in all material respects identical (including with respect to vesting) to the terms of the SLM BankCo RSUs with respect to which they are granted.

(g) Each grantee under the SLM BankCo Legacy Equity Plans who holds one or more SLM BankCo RSUs granted on or after February 4, 2014, (other than SLM BankCo RSUs granted in connection with awards under the 2013 Management Incentive Plan) and who will be an SLM BankCo Employee, as well as each grantee of awards set forth on Schedule 3.3(b), shall receive in substitution for such SLM BankCo RSU (which shall be cancelled) an adjusted award of restricted stock units with respect to solely SLM BankCo Common Stock (an “Adjusted SLM BankCo RSU”), with the number of shares of SLM BankCo Common Stock subject to such Adjusted SLM BankCo RSU equal to a fraction, the numerator of which is the product of the Pre-Distribution SLM BankCo Share Price and the number of shares subject to the SLM BankCo RSU and the denominator of which is the Post-Distribution SLM BankCo Share Price, rounded up to the nearest whole share. Each grantee under the SLM BankCo Legacy Equity Plans who holds one or more SLM BankCo RSUs granted on or after February 4, 2014, (other than SLM BankCo RSUs granted in connection with awards under the 2013 Management Incentive Plan) and who will not be an SLM BankCo Employee shall receive in substitution for each such SLM BankCo RSU (which shall be cancelled) an adjusted award of restricted stock units with respect to solely NewCo Common Stock (an “Adjusted NewCo RSU”), with the number of shares of NewCo Common Stock subject to such Adjusted NewCo RSU equal to a fraction, the numerator of which is the product of the Pre-Distribution SLM BankCo Share Price and the number of shares subject to the SLM BankCo RSU and the denominator of which is the Post-Distribution NewCo Share Price, rounded up to the nearest whole share.

(h) SLM BankCo (or one or more of the SLM BankCo Subsidiaries, as designated by SLM BankCo) shall be responsible for (i) the satisfaction of all tax reporting and withholding requirements in respect of the SLM BankCo RSUs and NewCo RSUs issued to SLM BankCo Employees and (ii) remitting the appropriate tax or withholding amounts to the appropriate taxing authorities in the case of SLM BankCo Employees or ensuring the remittance of the appropriate tax or withholding amounts to NewCo in the case of NewCo Employees and Former NewCo Employees that hold SLM BankCo RSUs. NewCo shall be responsible for (i) the satisfaction of all tax reporting and withholding requirements in respect of the NewCo RSUs and SLM BankCo RSUs issued to NewCo Employees and Former NewCo Employees and (ii) remitting the appropriate tax or withholding amounts to the appropriate taxing authorities in the case of NewCo Employees and Former NewCo Employees or ensuring the remittance of the appropriate tax or withholding amounts to SLM BankCo in the case of SLM BankCo Employeeswho hold NewCo RSUs.

Stock Options.

(i) Each grantee under any of the SLM BankCo Legacy Equity Plans who, as of the Distribution Date, holds one or more SLM BankCo Options (each, a “Legacy SLM BankCo Option”), shall receive, in substitution for each such Legacy SLM BankCo Option (which shall be cancelled), both a NewCo Option (a “Post-Distribution NewCo Option”) with respect to shares of NewCo Common Stock and a SLM BankCo Option (a “Post-Distribution SLM BankCo Option”) with respect to shares of SLM BankCo Common Stock. The shares of NewCo Common Stock and SLM BankCo Common Stock subject to the Post-Distribution NewCo Option and Post-Distribution SLM BankCo Option, respectively, shall be equal to the number of shares of SLM BankCo Common Stock subject to the Legacy SLM BankCo Option. The exercise price of each Post-Distribution SLM BankCo Option and Post-Distribution NewCo Option shall bear the same ratio to the Post-Distribution SLM BankCo Share Price and the Post-Distribution NewCo Share Price, respectively, as the exercise price of the Legacy SLM BankCo Option being replaced bears to the Pre-Distribution SLM BankCo Share Price. In the case of a Legacy SLM BankCo Option that includes a Price Target, the Price Targets for the Post-Distribution SLM BankCo Option and Post-Distribution NewCo Option that are substituted therefor shall be, respectively, the applicable Post-Distribution SLM BankCo Option Price Target and Post-Distribution NewCo Option Price Target, with appropriate provisions to account for periods that overlap the Distribution Date.

(j) SLM BankCo (or one or more of the SLM BankCo Subsidiaries, as designated by SLM BankCo) shall be responsible for (i) the satisfaction of all tax reporting and withholding requirements in respect of the exercise of Post-Distribution SLM BankCo Options and Post-Distribution NewCo Options held by SLM BankCo Employees and (ii) remitting the appropriate tax or withholding amounts to the appropriate taxing authorities in the case of SLM BankCo Employees or ensuring the remittance of the appropriate tax or withholding amounts to NewCo in the case of NewCo Employees and Former NewCo Employees that receive Post-Distribution SLM BankCo Options. NewCo shall be responsible for (i) the satisfaction of all tax reporting and withholding requirements in respect of the exercise of Post-Distribution NewCo Options and Post-Distribution BankCo Options held by NewCo Employees and Former NewCo Employees and (ii) remitting the appropriate tax or withholding amounts to the appropriate taxing authorities in the case of NewCo Employees and Former NewCo Employees or ensuring the remittance of the appropriate tax or withholding amounts to SLM BankCo in the case of SLM BankCo Employees who receive Post-Distribution NewCo Options.

(k) Post-Distribution NewCo Options and Post-Distribution SLM BankCo Options shall not be exercisable until the applicable Registration Statement Effectiveness Date and may be further restricted as described in Section 3.9. Except as provided in this Section 3.4, Post-Distribution NewCo Options and Post-Distribution SLM BankCo Options shall be granted on terms which are in all material respects identical (including with respect to vesting) to the terms of the Legacy SLM BankCo Options which they replace.

Performance Stock Units.

(l) Each grantee under any of the SLM BankCo Legacy Equity Plans who, but for this Section 3.5, would hold, as of the Distribution Date, one or more performance stock unit awards (each, a “Legacy Performance Stock Unit”) shall receive on a date prior to the Distribution Date (but subject to the occurrence of the Distribution Date) and as a replacement award in substitution for each Legacy Performance Stock Unit (which shall be cancelled, subject to the occurrence of the Distribution Date), a number of SLM BankCo RSUs equal to the number of shares of SLM BankCo Common Stock that would vest under the legacy performance-based award based on the actual performance to the last day of the most recent calendar quarter ending prior to or coincident with the Distribution Date (the “Measurement Date”) and the lesser of (i) the target performance specified for such Legacy Performance Stock Unit, prorated for that portion of the performance period which will occur after the Measurement Date and (ii) projected performance for that portion of the performance period which will occur after the Measurement Date (as determined by the compensation committee of the Board of Directors of SLM BankCo). SLM BankCo RSUs issued in substitution for Legacy Performance Stock Unit pursuant to this Section 3.5 shall then be adjusted pursuant to Section 3.3(a). In the event the Distribution Date does not occur, the transactions contemplated by this Section 3.5 shall be null and void and of no effect, and the Legacy Performance Stock Units shall remain outstanding in accordance with their terms.

Section 16(b) of the Exchange Act; Code Sections 162(m) and 409A.

(m) By approving the adoption of this Agreement and in accordance with the provisions of Rule 16b-3 under the Exchange Act, the board of directors of SLM BankCo intends to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act all acquisitions from and dispositions to SLM BankCo of SLM BankCo Equity Awards by directors and executive officers of SLM BankCo contemplated by this Article III. The board of directors of SLM BankCo also intends to expressly approve, in respect of all SLM BankCo Equity Awards granted or issued to directors and executive officers of SLM BankCo in accordance with this Article III, the use of any method for the payment of an exercise price and the satisfaction of any applicable tax withholding (specifically including the actual or constructive tendering of shares of SLM BankCo Common Stock in payment of an exercise price and the withholding of such shares from delivery under options in satisfaction of applicable tax withholding requirements) to the extent such method is permitted under the applicable equity incentive plan and award agreement.

(n) By approving the adoption of this Agreement and in accordance with the provisions of Rule 16b-3 under the Exchange Act, the board of directors of NewCo intends to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act all acquisitions from and dispositions to NewCo of NewCo Equity Awards by directors and executive officers of NewCo contemplated by this Article III. The board of directors of NewCo also intends to expressly approve, in respect of all NewCo Equity Awards granted or issued to directors and executive officers of NewCo in accordance with this Article III, the use of any method for the payment of an exercise price and the satisfaction of any applicable tax withholding (specifically including the actual or constructive tendering of shares of NewCo Common Stock in payment of an exercise price and the withholding of such shares from delivery under options in satisfaction of applicable tax withholding requirements) to the extent such method is permitted under the applicable equity incentive plan and award agreement.

(o) Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), SLM BankCo and NewCo agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of Code Section 162(m), and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Code Section 409A.

Certain Bonus Payments.

(p) Annual incentive bonuses in respect of calendar year 2014, prorated for the period commencing on January 1, 2014 and ending on the Distribution Date, may be paid to SLM BankCo Employees and NewCo Employees by SLM BankCo and NewCo, respectively, in the discretion of the compensation committee of each of SLM BankCo and NewCo, at the time such bonuses are normally paid in accordance with the bonus metrics determined by the compensation committee of the board of directors of Existing SLM (the “2014 Pre-Spin Bonus”). Each employee’s 2014 Pre-Spin Bonus shall be based on actual performance results based on the bonus metrics set by the compensation committee of the board of directors of Existing SLM, as such performance is certified by the board of directors of Existing SLM, for the period commencing on January 1, 2014 and ending on the last day of the full calendar quarter preceding the Distribution Date.

(q) SLM BankCo shall assume responsibility and liability for payment of 2014 Pre-Spin Bonuses to any SLM BankCo Employee. NewCo shall assume responsibility and liability for payment of 2014 Pre-Spin Bonuses to all individuals other than SLM BankCo Employees.

(r) Any other cash bonuses accrued or earned as of the Distribution Date but not yet paid shall be paid following the Distribution Date by SLM BankCo in the case of SLM BankCo Employees or by NewCo in the case of NewCo Employees and Former NewCo Employees at such time and in such amount as is prescribed by the terms of the applicable bonus arrangement.

ESPP.

(s) The administrator of the ESPP has taken all actions necessary and appropriate to suspend payroll deductions for and operation of the ESPP prior to the Distribution Date. SLM BankCo shall assume the ESPP effective as of the Distribution Date.

(t) Effective no later than immediately prior to the Distribution Date, NewCo shall establish the NewCo ESPP, which plan shall be approved by SLM BankCo in its capacity as the sole stockholder of NewCo prior to the Distribution Date.

Section 3.2 Registration Statements; Blackouts

(a) Before the Distribution Date or as soon as reasonably practicable thereafter and subject to compliance with applicable law, NewCo shall prepare and file with the SEC a registration statement on Form S–8 (or, if NewCo is not eligible to use Form S-8, another appropriate form for which NewCo is eligible) registering under the Securities Act the offer and sale of a number of shares of NewCo Common Stock equal to not less than the aggregate number of shares subject to all NewCo Equity Awards to be issued to the NewCo Employees and Former NewCo Employees in accordance with this Article III. NewCo shall use commercially reasonable efforts to cause such registration statement to be kept effective (and the prospectus or prospectuses forming a part thereof to be kept current to the extent required by the Securities Act) for so long as any of such NewCo Equity Awards remain outstanding.

(b) Before the Distribution Date or as soon as reasonably practicable thereafter and subject to compliance with applicable law, SLM BankCo shall prepare and file with the SEC a registration statement on Form S–8 (or, if SLM BankCo is not eligible to use Form S-8, another appropriate form for which SLM BankCo is eligible) registering under the Securities Act the offer and sale of a number of shares of SLM BankCo Common Stock equal to not less than the aggregate number of shares subject to all SLM BankCo Equity Awards to be issued to SLM BankCo Employees in accordance with this Article III. NewCo shall use commercially reasonable efforts to cause such registration statement to be kept effective (and the prospectus or prospectuses forming a part thereof to be kept current to the extent required by the Securities Act) for so long as any of such SLM BankCo Equity Awards remain outstanding.

(c) Each of NewCo and SLM BankCo covenants and agrees to use its commercially reasonable efforts to timely effect the adjustments and issuances of equity awards contemplated by this Article III, but acknowledges that such adjustments and issuances are subject to possible delays due to administrative issues and in order to comply with the requirements of applicable law and NASDAQ listing rules.

(d) The Parties acknowledge that the exercise and settlement of equity-based awards may be subject to blackout periods as necessary to comply with applicable law, and the Parties agree to use commercially reasonable efforts to cooperate in complying with such requirements.

ARTICLE IV

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

General Principles.

(a) Each member of the SLM BankCo Group and each member of the NewCo Group shall take any and all reasonable action as shall be necessary or appropriate so that active participation in the SLM BankCo Thrift Plan, SLM BankCo Welfare Plans and SLM BankCo Benefit Arrangements by all NewCo Employees and Former NewCo Employees shall terminate in connection with the Distribution as and when provided under this Agreement (or if not specifically provided under this Agreement, as of the Effective Time), and each member of the NewCo Group shall cease to be a participating employer under the terms of the SLM BankCo Thrift Plan, SLM BankCo Welfare Plans and SLM BankCo Benefit Arrangements as of such time.

(b) Each member of the NewCo Group and each member of the SLM BankCo Group shall take any and all reasonable action as shall be necessary or appropriate so that active participation in the NewCo Thrift Plan, NewCo Welfare Plans and NewCo Benefit Arrangements by all SLM BankCo Employees shall terminate in connection with the Distribution as and when provided under this Agreement (or if not specifically provided under this Agreement, as of the Effective Time), and each member of the SLM BankCo Group shall cease to be a participating employer under the terms of the NewCo Thrift Plan, NewCo Welfare Plans and NewCo Benefit Arrangements as of such time.

(c) Except as otherwise provided in this Agreement, (i) one or more members of the NewCo Group (as designated by NewCo) shall continue to be responsible for or assume, effective as of the Distribution Date, all employee benefits liabilities for NewCo Employees and Former NewCo Employees, and the assets relating to such employee benefits for NewCo Employees and Former NewCo Employees shall be transferred to or continue to be held by one or more members of the NewCo Group (as designated by NewCo) and (ii) and one or more members of the SLM BankCo Group (as designated by SLM BankCo) shall continue to be responsible for or assume all employee benefits liabilities for SLM BankCo Employees and the assets relating to such employee benefits for SLM BankCo Employees shall be transferred to or continue to be held by one or more members of the SLM BankCo Group (as designated by SLM BankCo).

(d) Except as otherwise provided in this Agreement, effective as of the day after the Distribution Date, one or more members of the NewCo Group (as determined by NewCo) shall assume or continue the sponsorship of, and no member of the SLM BankCo Group shall have any further liability for or under, the following agreements, obligations and liabilities, and NewCo shall indemnify each member of the SLM BankCo Group, and the officers, directors, and employees of each member of the SLM BankCo Group, and hold them harmless with respect to such agreements, obligations or liabilities:

(i) any and all individual employment agreements entered into between any member of the SLM BankCo Group and any NewCo Employee or Former NewCo Employee;

(ii) any and all service agreements entered into between any member of the SLM BankCo Group and any individual who is an independent contractor providing services primarily for the business activities of the NewCo Group;

(iii) any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), commissions and bonuses payable to any NewCo Employees or Former NewCo Employees after the Distribution Date, without regard to when such wages, salaries, incentive compensation, commissions and bonuses are or may have been earned;

(iv) any and all moving expenses and obligations related to relocation, repatriation, transfers or similar items incurred by or owed to any NewCo Employees or Former NewCo Employees, whether or not accrued as of the Distribution Date (other than such expenses and obligations incurred by SLM BankCo on or prior to the Distribution Date as a result of which there is an existing liability as of the Distribution Date, all of which shall remain SLM BankCo’s obligation);

(v) any and all immigration-related, visa, work application or similar rights, obligations and liabilities related to any NewCo Employees or Former NewCo Employees; and

(vi) any and all liabilities and obligations whatsoever with respect to claims made by or with respect to any NewCo Employees or Former NewCo Employees in connection with any employee benefit plan, program or policy not otherwise retained or assumed by any member of the SLM BankCo Group pursuant to this Agreement, including such liabilities relating to actions or omissions of or by any member of the NewCo Group or any officer, director, employee or agent thereof on or prior to the Distribution Date.

(e) Except as otherwise provided in this Agreement, effective as of the Effective Time, no member of the NewCo Group shall have any further liability for, and SLM BankCo shall indemnify each member of the NewCo Group, and the officers, directors, and employees of each member of the NewCo Group, and hold them harmless with respect to any and all liabilities and obligations whatsoever with respect to, claims made by or with respect to any SLM BankCo Employees in connection with any employee benefit plan, program or policy not otherwise retained or assumed by any member of the NewCo Group pursuant to this Agreement, including such liabilities relating to actions or omissions of or by any member of the SLM BankCo Group or any officer, director, employee or agent thereof on or prior to the Distribution Date.

Sponsorship and/or Establishment of NewCo Plans. Except as otherwise provided in this Agreement, sponsorship of benefit plans that cover solely NewCo Employees and Former NewCo Employees shall become effective not later than as of the Effective Time by a member of the NewCo Group, and to the extent necessary to achieve such sponsorship, each member of the SLM BankCo Group and each member of the NewCo Group shall take appropriate action, including transfer of sponsorship of each such plan. SLM BankCo Welfare Plans in which both (i) SLM BankCo Employees and (ii) NewCo Employees or Former NewCo Employees participate shall be divided into two separate plans, with one covering SLM BankCo Employees sponsored by a member of the SLM BankCo Group, and the other covering NewCo Employees and Former NewCo Employees sponsored by a member of the NewCo Group.

Service Credit.

(f) Service for Eligibility and Vesting Purposes. Except as otherwise provided in this Agreement, for purposes of eligibility and vesting under the NewCo Thrift Plan, NewCo Welfare Plans and NewCo Benefit Arrangements, NewCo shall, and shall cause each member of the NewCo Group to, credit each NewCo Employee and Former NewCo Employee with service for any period of employment with any member of the SLM BankCo Group on or prior to the Distribution Date to the same extent such service would be credited if it had been performed for a member of the NewCo Group. Except as otherwise provided in this Agreement, for purposes of eligibility and vesting under the SLM BankCo Thrift Plan, SLM BankCo Welfare Plans and SLM BankCo Benefit Arrangements, SLM BankCo shall, and shall cause each member of the SLM BankCo Group to, credit each SLM BankCo Employee and Former SLM BankCo Employee with service for any period of employment with any member of the NewCo Group on or prior to the Distribution Date to the same extent such service would be credited if it had been performed for a member of the SLM BankCo Group.

(g) Service for Benefit Purposes. Except as otherwise provided in this Agreement, (i) for purposes of benefit levels and accruals and benefit commencement entitlements under the NewCo Thrift Plan, NewCo Welfare Plans and NewCo Benefit Arrangements, NewCo shall, and shall cause each member of the NewCo Group to, credit each NewCo Employee and Former NewCo Employee with service for any period of employment with any member of the SLM BankCo Group on or prior to the Distribution Date to the same extent that such service is taken into account pursuant to the terms of the SLM BankCo Thrift Plan and SLM BankCo Welfare Plans, and (ii) for purposes of benefit commencement entitlements under the SLM BankCo Thrift Plan, SLM BankCo Welfare Plans and SLM BankCo Benefit Arrangements, SLM BankCo shall, and shall cause each member of the SLM BankCo Group to, credit each SLM BankCo Employee with service for any period of employment with any member of the NewCo Group on or prior to the Distribution Date to the same extent such service would be credited if it had been performed for a member of the SLM BankCo Group.

(h) Evidence of Prior Service. Notwithstanding anything to the contrary, but subject to applicable law, upon reasonable request by SLM BankCo or NewCo to the other, the first Party will provide to the other Party copies of any records available to the first Party to document the service, plan participation and membership of an Employee and cooperate with the first Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to such Employee.

(i) Post-Distribution Transfers. In the event, following the Distribution Date, a NewCo Employee leaves the employ of the NewCo Group to become an employee of the SLM BankCo Group, such NewCo Employee will experience a separation from service, severance from employment and termination of employment, as applicable, for purposes of the NewCo Thrift Plan, NewCo Welfare Plans and any other compensatory plan or arrangement maintained by the NewCo Group. In the event, following the Distribution Date, a SLM BankCo Employee leaves the employ of the SLM BankCo Group to become an employee of the NewCo Group, such BankCo Employee will experience a separation from service, severance from employment and termination of employment, as applicable, for purposes of the SLM BankCo Thrift Plan, SLM BankCo Welfare Plans and any other compensatory plan or arrangement maintained by the SLM BankCo Group.

Plan Administration.

(j) Transition Services. The Parties acknowledge that the SLM BankCo Group or the NewCo Group may provide administrative services for certain of the other Party’s benefit programs for a transitional period under the terms of an applicable transition services agreement. The Parties agree to enter into a business associate agreement (if required by applicable health information privacy laws) in connection with such transition services agreement.

(k) Administration. NewCo shall use its reasonable best efforts to, and shall cause each member of the NewCo Group to use its reasonable best efforts to, administer its benefit plans in a manner that does not jeopardize the tax-favored status of the tax-favored benefit plans maintained by any member of the SLM BankCo Group. SLM BankCo shall use its reasonable best efforts to, and shall cause each member of the SLM BankCo Group to use its reasonable best efforts to, administer its benefit plans in a manner that does not jeopardize the tax-favored status of the tax-favored benefit plans maintained by any member of the NewCo Group.

(l) Participant Elections and Beneficiary Designations. All participant elections and beneficiary designations made under any plan sponsored by a member of the SLM BankCo Group prior to the effective date as of which assets or liabilities relating to that plan are transferred or allocated to a member of the NewCo Group shall continue in effect under any plan maintained by any member of the NewCo Group to which liabilities are transferred or allocated pursuant to this Agreement until such time as any applicable participant changes his elections or beneficiary designations in accordance with the procedures of the relevant plan, as the case may be, including deferral, investment, and payment form elections, dividend elections, coverage options and levels, beneficiary designations and the rights of alternate payees under qualified domestic relations orders.

ARTICLE V

COLI POLICIES

COLI. Notwithstanding any other provision of the Agreement, on or prior to the Distribution Date, a member of the NewCo Group shall assume (or retain, as applicable) sponsorship and responsibility for that certain trust established in connection with the Sallie Mae Deferred Compensation Plan for Key Employees (the “SLM BankCo Rabbi Trust”), and the company-owned life insurance policies, which were adopted in connection with a deferred compensation arrangement but not held in the SLM BankCo Rabbi Trust shall be transferred to (or, as applicable, retained by) a member of the NewCo Group.

ARTICLE VI

THRIFT PLANS

General Principles. Effective as of a date on or prior to the Distribution Date, NewCo will establish and adopt a qualified employee cash or deferred arrangement under Code Section 401(k) (the “NewCo Thrift Plan”) intended to be qualified under Code Section 401(a) and containing provisions that provide, among other things, (i) benefits for each NewCo Employee and Former NewCo Employee who was a participant (or former participant with a remaining account balance) in the SLM BankCo Thrift Plan as of the date immediately prior to the establishment of the NewCo Thrift Plan (and each beneficiary and alternate payee of such person) (the “NewCo Thrift Plan Beneficiaries”) identical (except as provided in this Article VI) to those in effect for the NewCo Thrift Plan Beneficiaries under the SLM BankCo Thrift Plan as of the date of transfer of assets and liabilities with respect to such plan (as described below), and (ii) SLM BankCo Employees (and each beneficiary or alternate payee of such person) (the “SLM BankCo Thrift Plan Beneficiaries”) with participant account balances reflecting shares of NewCo Common Stock received in the Distribution. Each NewCo Employee who was an active participant in the SLM BankCo Thrift Plan as of the date immediately prior to the establishment of the NewCo Thrift Plan shall participate in the NewCo Thrift Plan effective from and after its establishment. NewCo Employees and Former NewCo Employees shall not make or receive additional contributions under the SLM BankCo Thrift Plan after the effective date of the NewCo Thrift Plan, unless any such NewCo Employee or Former NewCo Employee shall become employed by any member of the SLM BankCo Group after such date and such member participates in the SLM BankCo Thrift Plan. A SLM BankCo Employee shall not participate in the NewCo Thrift Plan unless any such SLM BankCo Employee shall become employed by any member of the NewCo Group after the effective date of the NewCo Thrift Plan and such member participates in the NewCo Thrift Plan. The interest of each NewCo Thrift Plan Beneficiary in the SLM BankCo Thrift Plan attributable to employer matching contributions and employer core contributions as of the Distribution Date (which shall be limited to the amounts invested in the SLM BankCo Common Stock fund) shall be 100% vested on the Distribution Date. The interest of each SLM BankCo Thrift Plan Beneficiary in the NewCo Thrift Plan attributable to employer matching contributions and employer core contributions as of the Distribution Date (which shall be limited to the amounts invested in the NewCo Common Stock fund) shall be 100% vested on the Distribution Date. The participating employers in each of the NewCo Thrift Plan and SLM BankCo Thrift Plan as of the Effective Time are described in Schedule 6.1.

Treatment of SLM BankCo Common Stock and NewCo Common Stock.

(a) NewCo Common Stock Fund. The NewCo Thrift Plan will provide as of the Distribution Date: (i) for the establishment of a NewCo Common Stock fund; (ii) that such NewCo Common Stock fund shall receive and hold all shares of NewCo Common Stock to be distributed in the Distribution on behalf of NewCo Thrift Plan Beneficiaries and SLM BankCo Thrift Plan Beneficiaries; (iii) that, following the Distribution Date, contributions made by or on behalf of NewCo Thrift Plan Beneficiaries may be allocated to the NewCo Common Stock fund; (iv) that the SLM BankCo Thrift Plan Beneficiaries will be prohibited from increasing their holdings in the NewCo Common Stock fund; (v) that the SLM BankCo Thrift Plan Beneficiaries may elect to liquidate their holdings in the NewCo Common Stock fund and invest those monies in any other investment fund offered under the NewCo Thrift Plan; and (vi) that the SLM BankCo Thrift Plan Beneficiaries may elect to receive their holdings in the NewCo Thrift Plan in accordance with the distribution options provided under such plan to terminated employees. Additionally, NewCo shall cause the NewCo Thrift Plan to provide that the SLM BankCo Thrift Plan Beneficiaries shall participate in the NewCo Thrift Plan in respect of their accounts thereunder; provided, however, NewCo may in its discretion provide that the NewCo Common Stock fund shall no longer be offered as an investment alternative under the NewCo Thrift Plan.

(b) SLM BankCo Common Stock Fund. SLM BankCo shall amend the SLM BankCo Thrift Plan, on or prior to the Distribution Date, to provide that, following the Distribution: (i) the SLM BankCo Common Stock fund will hold the assets of the accounts of the NewCo Thrift Plan Beneficiaries invested in the SLM BankCo Common Stock fund; (ii) the NewCo Thrift Plan Beneficiaries will be prohibited from increasing their holdings in the SLM BankCo Common Stock fund; (iii) the NewCo Thrift Plan Beneficiaries may elect to liquidate their holdings in the SLM BankCo Common Stock fund and invest those monies in any other investment fund offered under the SLM BankCo Thrift Plan; and (iv) the NewCo Thrift Plan Beneficiaries may elect to receive their holdings in the SLM BankCo Thrift Plan in accordance with the distribution options available under such plan to terminated employees. SLM BankCo shall cause the SLM BankCo Thrift Plan to provide that NewCo Thrift Plan Beneficiaries shall participate in the SLM BankCo Thrift Plan in respect of their accounts thereunder; provided, however, SLM BankCo may in its discretion provide that the SLM BankCo Common Stock fund shall no longer be offered as an investment alternative under the SLM BankCo Thrift Plan.

(c) Transfer of Accounts. Effective as soon as practicable following the Distribution Date, SLM BankCo shall cause to be transferred from the trust under the SLM BankCo Thrift Plan to the trust under the NewCo Thrift Plan the aggregate amount that is credited to the accounts of the NewCo Thrift Plan Beneficiaries as of such date. The transfer shall, to the extent reasonably possible, be an in-kind transfer, subject to the reasonable consent of the trustee of the NewCo Thrift Plan trust and shall include the transfer of the aggregate assets held in the accounts relating to each NewCo Thrift Plan Beneficiary under the SLM BankCo Thrift Plan and any participant loan notes held under such plans. SLM BankCo shall cause the SLM BankCo Thrift Plan to allocate to the NewCo Thrift Plan a proportionate share of any forfeiture account under the SLM BankCo Thrift Plan.

Supplemental 401(k) Plan. Effective prior to the Distribution Date, a member of the SLM BankCo Group shall assume responsibility for the Sallie Mae Supplemental 401(k) Savings Plan (the “Supplemental 401(k) Plan”), and a mirror plan (the “NewCo Supplemental 401(k) Plan”) will be established by a member of the NewCo Group. As of the Effective Time, the NewCo Supplemental 401(k) Plan will assume all liability under the Supplemental 401(k) Plan for benefits to NewCo Employees and Former NewCo Employees, including any notional investment accounts deemed invested in NewCo Common Stock or SLM BankCo Common Stock. The NewCo Supplemental 401(k) Plan will continue to honor any deferral elections and payment timing provisions in effect under the Supplemental 401(k) Plan for NewCo Employees and Former NewCo Employees.

Deferred Compensation Plans. Effective prior to the Distribution Date, a member of the NewCo Group shall assume responsibility for the Sallie Mae Deferred Compensation Plan for Key Employees and the SLM Corporation Deferred Compensation Plan for Directors (collectively, the “Deferred Compensation Plans”), and mirror plans (the “SLM BankCo Deferred Compensation Plans”) will be established by a member of the SLM BankCo Group. As of the Effective Time, the SLM BankCo Deferred Compensation Plans will assume all liability under the Deferred Compensation Plans for benefits to SLM BankCo Employees and SLM BankCo Directors, including any notional investment accounts deemed invested in SLM BankCo Common Stock or NewCo Common Stock. The SLM BankCo Deferred Compensation Plan will continue to honor any deferral elections and payment timing provisions in effect under the Deferred Compensation Plan for SLM BankCo Employees and SLM BankCo Directors.

ARTICLE VII

WELFARE PLANS

Establishment of NewCo Welfare Plans. Except as provided below, the members of the NewCo Group who had previously adopted a SLM BankCo Welfare Plan and were participating employers therein (“Participating NewCo Employers”) will, as of not later than the day following the Distribution Date, withdraw from such participation, and, effective as of the day following the Distribution Date, one or more of the Participating NewCo Employers will assume sponsorship, under newly established welfare plans, of the coverage and benefits which were offered under such plans to the NewCo Employees and the Former NewCo Employees (and their eligible spouses and dependents as the case may be) of the Participating NewCo Employers (collectively, the “NewCo Welfare Plan Participants”). Such coverage and benefits shall then be provided to the NewCo Welfare Plan Participants on an uninterrupted basis under the newly established NewCo Welfare Plans which shall contain substantially the same benefit provisions as in effect under the corresponding SLM BankCo Welfare Plan immediately prior to the Effective Time. Except as provided below, effective as of the Effective Time, liabilities relating to the NewCo Welfare Plan Participants shall be spun off from each SLM BankCo Welfare Plan and allocated to the corresponding new NewCo Welfare Plan. The participating employers in each of the NewCo Welfare Plan and SLM BankCo Welfare Plan as of the Effective Time are described in Schedule 6.1.

As a result of withdrawal from participation in the SLM BankCo Welfare Plans by the Participating NewCo Employers, the NewCo Welfare Plan Participants ceased to be eligible for coverage under the SLM BankCo Welfare Plans as of the Effective Time. NewCo Welfare Plan Participants shall not participate in any SLM BankCo Welfare Plans after the Distribution Date, unless they shall become employed after such date by any member of the SLM BankCo Group that participates in such plans and meet the terms and conditions of participation thereunder. SLM BankCo Employees shall not participate in any NewCo Welfare Plans, unless they shall become employed after the Distribution Date by any member of the NewCo Group that participates in such plans and meet the terms and conditions of participation thereunder.

Transitional Matters Under NewCo Welfare Plans.

(a) Treatment of Claims Incurred.

(i) Self-Insured Benefits. NewCo will assume and be responsible for the funding of payment for any unpaid covered claim and eligible expense:

(A) incurred by any NewCo Welfare Plan Participant prior to the Effective Time under a SLM BankCo Welfare Plan that is not described in section 7.2(a)(ii) below, to the extent such participant has coverage under such plan as, or through, an employee or former employee of a Participating NewCo Employer on the date such claim or expense is incurred; or

(B) incurred by any NewCo Employee or Former NewCo Employee prior to the Effective Time under a SLM BankCo Benefit Arrangement that is not described in section 7.2(a)(ii) below.

No member of the SLM BankCo Group shall be responsible for any liability with respect to any such claims or expenses.

(ii) Insured Benefits. With respect to benefits that, on or prior to the Distribution Date, were provided for under the SLM BankCo Welfare Plans through the purchase of insurance, SLM BankCo shall cause the SLM BankCo Welfare Plans to fully perform, pay and discharge all claims of NewCo Welfare Plan Participants that were incurred prior to the Distribution Date.

(iii) Claims Incurred. For purposes of this Section 7.2(a), a claim or liability is deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or liability; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or liability; (C) with respect to long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or liability; and (D) with respect to a period of continuous hospitalization, upon the date of admission to the hospital, unless otherwise provided under the terms of the applicable SLM BankCo Welfare Plan or SLM BankCo Benefit Arrangement.

(b) Credit for Deductibles and Other Limits. With respect to each NewCo Welfare Plan Participant, the NewCo Welfare Plans will give credit in plan year 2014 for any amount paid, number of services obtained or visits provided under the comparable type SLM BankCo Welfare Plan by such NewCo Welfare Plan Participant in plan year 2014 toward deductibles, out-of-pocket maximums, limits on number of services or visits, or other similar limitations to the extent such amounts are taken into account under the comparable type SLM BankCo Welfare Plan. For purposes of any life-time maximum benefit limit payable to a NewCo Welfare Plan Participant under any NewCo Welfare Plan, the NewCo Welfare Plans will recognize any expenses paid or reimbursed by a SLM BankCo Welfare Plan with respect to such participant on or prior to the Distribution Date to the same extent such expense payments or reimbursements would be recognized in respect of an active plan participant under that SLM BankCo Welfare Plan.

(c) COBRA. Effective as of the Effective Time, NewCo has assumed and will satisfy all requirements under COBRA with respect to all NewCo Employees and Former NewCo Employees and their qualified beneficiaries, including for individuals who are already receiving benefits as of such date under COBRA.

(d) Long-Term Care Insurance. Effective as of the Effective Time, any long-term care arrangements provided under a SLM BankCo Benefits Arrangement will be terminated, and NewCo shall assume responsibility for any employer obligations associated with long-term care coverage provided under a SLM BankCo Benefits Arrangement.

Continuity of Benefits, Benefit Elections and Beneficiary Designations.

(e) Benefit Elections and Designations. As of the Distribution Date (or such other date provided for under subsection 7.3(b)), NewCo has caused the NewCo Welfare Plans to recognize and give effect to all elections and designations (including all coverage and contribution elections and beneficiary designations) made by each NewCo Welfare Plan Participant under, or with respect to, the corresponding SLM BankCo Welfare Plan for plan year 2014.

(f) Additional Details Regarding Reimbursement Accounts. To the extent any NewCo Welfare Plan provides or constitutes a health care flexible spending account, dependent care flexible spending account, or health reimbursement arrangement (each a “NewCo Reimbursement Account”), such NewCo Welfare Plan shall be deemed effective as of January 1, 2014 rather than the Effective Time. It is the intention of the Parties that all activity under a NewCo Welfare Plan Participant’s flexible spending account or health reimbursement arrangement with SLM BankCo for plan year 2014 be treated instead as activity under the corresponding NewCo Reimbursement Account. Accordingly, (i) any period of participation by a NewCo Welfare Plan Participant in a SLM BankCo flexible spending account or health reimbursement arrangement during plan year 2014 (the “Participation Period”) will be deemed a period when the NewCo Welfare Plan Participant participated in the corresponding NewCo Reimbursement Account; (ii) all expenses incurred during a Participation Period will be deemed incurred while the participant’s coverage was in effect under the corresponding NewCo Reimbursement Account; and (iii) all elections and reimbursements made with respect to a Participation Period under a SLM BankCo flexible spending account or health reimbursement arrangement will be deemed to have been made with respect to the corresponding NewCo Reimbursement Account. As soon as practicable following the Effective Time, BankCo will transfer to NewCo the amount of employee contributions to healthcare flexible spending accounts, dependent care flexible spending accounts, and health reimbursement arrangements collected on behalf of NewCo Welfare Plan Participants as of the Effective Time, less the amount of account benefits paid on behalf of NewCo Welfare Plan Participants as of the Effective Time (and if the amount of account benefits paid on behalf of NewCo Welfare Plan Participants as of the Effective Time exceeds the amount of contributions collected from NewCo Welfare Plan Participants, NewCo shall make a payment to BankCo in amount equal to such deficit).

(g) Employer Non-elective Contributions. As of the Distribution Date, NewCo has caused any NewCo Welfare Plan that constitutes a cafeteria plan under Section 125 of the Code to recognize and give effect to all non-elective employer contributions payable and paid toward coverage of a NewCo Welfare Plan Participant under the corresponding SLM BankCo Welfare Plan that is a cafeteria plan under Section 125 of the Code for the applicable cafeteria plan year.

Insurance Contracts. To the extent any SLM BankCo Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, SLM BankCo and NewCo will cooperate and use their commercially reasonable efforts to replicate such insurance contracts (except to the extent changes are required under applicable state insurance laws) and to maintain any pricing discounts or other preferential terms for both SLM BankCo and NewCo for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges or administrative fees that such Party may incur pursuant to this Section 7.4.

Third-Party Vendors. Except as provided below, to the extent any SLM BankCo Welfare Plan is administered by a third-party vendor, SLM BankCo and NewCo will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor and to maintain any pricing discounts or other preferential terms for both SLM BankCo and NewCo for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges or administrative fees that such Party may incur pursuant to this Section 7.5.

Claims Experience. Notwithstanding the foregoing, SLM BankCo and NewCo shall use commercially reasonable efforts to ensure that any claims experience under the SLM BankCo Welfare Plans attributable to NewCo Welfare Beneficiaries shall be available to the NewCo Welfare Plans, to the extent permitted by any applicable privacy protection laws or regulations or Privacy Contracts.

ARTICLE VIII

BENEFIT ARRANGEMENTS

Except as otherwise provided under this Agreement, effective as of the Distribution Date, NewCo Employees and Former NewCo Employees are no longer eligible to participate in any SLM BankCo Benefit Arrangement.

ARTICLE IX

WORKERS’ COMPENSATION AND UNEMPLOYMENT COMPENSATION

Workers’ Compensation. Effective as of the Distribution Date, NewCo shall have (and, to the extent it has not previously had such obligations, assume) the obligations for all claims and liabilities relating to workers’ compensation benefits for all NewCo Employees and Former NewCo Employees. Effective as of the Distribution Date, SLM BankCo shall have (and, to the extent it has not previously had such obligations, assume) the obligations for all claims and liabilities relating to workers’ compensation benefits for all SLM BankCo Employees. NewCo and SLM BankCo shall use commercially reasonable efforts to provide that workers’ compensation insurance costs are not adversely affected for either of them by reason of the Distribution.

Unemployment Compensation. Effective as of the Distribution Date, NewCo shall have (and, to the extent it has not previously had such obligations, assume) the obligations for all claims and liabilities relating to unemployment compensation benefits for all NewCo Employees and Former NewCo Employees. NewCo shall use commercially reasonable efforts to provide that unemployment insurance costs are not adversely affected by reason of the Distribution.

ARTICLE X

RETENTION, SEVERANCE AND OTHER MATTERS

Retention Agreements.

(a) NewCo Obligations. Effective as of the Distribution Date, NewCo hereby assumes Existing SLM’s rights and obligations arising under any retention agreements other than those described in Schedule 10.1(b) and agrees to honor the terms and conditions of those agreements applicable to NewCo as a successor under the terms of such agreements. Except for NewCo’s assumption of the retention agreements as described above, the terms of the retention agreements shall in all other respects be unaffected.

(b) SLM BankCo Obligations. SLM BankCo shall continue to be responsible for and remain obligated under the retention agreements described in Schedule 10.1(b) and agrees to honor the terms and conditions of those agreements.

(c) Additional Obligations. NewCo and SLM BankCo shall each be solely responsible for any other retention arrangements entered into by any member of the NewCo Group or any member of the SLM BankCo Group, respectively, and that are not otherwise allocated by this Agreement to a member of either the SLM BankCo Group or the NewCo Group.

Severance.

(d) Except as otherwise provided in this Agreement, immediately following the Distribution, SLM BankCo shall have no liability or obligation under any SLM BankCo severance plan or policy with respect to NewCo Employees or Former NewCo Employees. NewCo shall be responsible for paying severance benefits, in accordance with a severance plan or policy that it may establish in its discretion, to individuals who transfer from employment with a member of the SLM BankCo Group to employment with a member of the NewCo Group in connection with the Distribution and who are involuntarily terminated following the Distribution Date.

(e) Except as otherwise provided in this Agreement, effective after the Distribution Date, NewCo shall assume and shall be responsible for administering all payments and benefits under the applicable SLM BankCo severance policies or any termination agreements with Former NewCo Employees whose employment terminated prior to the Distribution Date for an eligible reason under such policies or in accordance with such agreements.

Accrued Time Off. NewCo shall recognize and assume all liability for all vacation, holiday, sick leave, flex days, personal days and paid-time off with respect to NewCo Employees accrued prior to the Distribution Date, and NewCo shall credit each NewCo Employee with such accrual.

Leaves of Absence. Employees of the Group on approved leave of absence as of the time immediately prior to the Distribution Date will be allocated to and assigned to be an employee of either the NewCo Group or the BankCo Group as of the Effective Time. NewCo will continue to apply the appropriate leave of absence policies applicable to inactive NewCo Employees who are on an approved leave of absence as of the Distribution Date and the terms of any such leave policy for such employees shall be honored by NewCo. Leaves of absence taken by NewCo Employees prior to the Distribution Date shall be deemed to have been taken as employees of a member of the NewCo Group.

Director Programs. SLM BankCo shall retain responsibility for the payment of any fees payable in respect of service on the SLM BankCo board of directors that are payable but not yet paid as of the Distribution Date, and NewCo shall not have any responsibility for any such payments.

Restrictive Covenants in Employment and Other Agreements.

(f) To the fullest extent permitted by the agreements described in this Section 10.6(a) and applicable law, SLM BankCo shall assign, or cause any member of the SLM BankCo Group to assign, to NewCo or a member of the NewCo Group, as designated by NewCo, all agreements containing restrictive covenants (including confidentiality and non-competition provisions) between a member of the SLM BankCo Group and a NewCo Employee or Former NewCo Employee, with such assignment effective as of the Effective Time. To the extent that assignment of such agreements is not permitted, effective as of the Effective Time, each member of the NewCo Group shall be considered to be a successor to each member of the SLM BankCo Group for purposes of, and a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality and non-competition provisions) between a member of the SLM BankCo Group and a NewCo Employee or Former NewCo Employee whom NewCo reasonably determines has substantial knowledge of the business activities of the NewCo Group, such that each member of the NewCo Group shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the business operations of the NewCo Group; provided, however, that in no event shall SLM BankCo be permitted to enforce such restrictive covenant agreements against NewCo Employees or Former NewCo Employees for action taken in their capacity as employees of a member of the NewCo Group.

(g) To the fullest extent permitted by the agreements described in this Section 10.6(b) and applicable law, NewCo shall assign, or cause any member of the NewCo Group to assign, to SLM BankCo or a member of the SLM BankCo Group, as designated by SLM BankCo, all agreements containing restrictive covenants (including confidentiality and non-competition provisions) between a member of the NewCo Group and a SLM BankCo Employee, with such assignment effective as of the Effective Time. To the extent that assignment of such agreements is not permitted, effective as of the Effective Time, each member of the SLM BankCo Group shall be considered to be a successor to each member of the NewCo Group for purposes of, and a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality and non-competition provisions) between a member of the NewCo Group and a

SLM BankCo Employee whom SLM BankCo reasonably determines has substantial knowledge of the business activities of the SLM BankCo Group, such that SLM BankCo and each member of the SLM BankCo Group shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the business operations of the SLM BankCo Group; provided, however, that in no event shall NewCo be permitted to enforce such restrictive covenant agreements against SLM BankCo Employees for action taken in their capacity as employees of a member of the SLM BankCo Group.

ARTICLE XI

LEGACY LIABILITY

Legacy Pension Plan. NewCo shall assume, and no member of the SLM BankCo Group shall have any further liability for or under, the Sallie Mae Cash Account Retirement Pension Plan liabilities (“Legacy Pension Liabilities”), and NewCo shall indemnify each member of the SLM BankCo Group, and the officers, directors, and employees of each member of the SLM BankCo Group, and hold them harmless as against the Legacy Pension Liabilities.

Scholarships. SLM BankCo shall assume liability for providing previously awarded company-sponsored scholarship benefits to SLM BankCo Employees, Former BankCo Employees and their children, as applicable, and NewCo shall assume liability for providing previously awarded company-sponsored scholarship benefits to NewCo Employees, Former NewCo Employees and their children, as applicable.

ARTICLE XII

GENERAL PROVISIONS

Preservation of Rights to Amend. The rights of each member of the SLM BankCo Group and each member of the NewCo Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Confidentiality. Each Party agrees that any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith that is not otherwise public through no fault of such Party is confidential and is subject to the terms of the confidentiality provisions set forth in the Separation Agreement.

Administrative Complaints/Litigation. Except as otherwise provided in this Agreement, on and after the Distribution Date, NewCo shall assume, and be solely liable for, the handling, administration, investigation and defense of actions, including ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims asserted at any time against SLM BankCo or any member of the SLM BankCo Group by any NewCo Employee or Former NewCo Employee (including any dependent or beneficiary of any such Employee) or any other person, to the extent such actions or claims arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant or otherwise) to or with respect to the business activities of any member of the NewCo Group, whether or not such employment or services were performed before or after the Distribution. To the extent that any legal action relates to a putative or certified class of plaintiffs, which includes both SLM BankCo Employees and NewCo Employees (or Former NewCo Employees) and such action involves employment or benefit plan related claims, reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of employees included in or represented by the putative or certified plaintiff class. The procedures contained in the indemnification and related litigation cooperation provisions of the Separation Agreement shall apply with respect to each Party’s indemnification obligations under this Section 12.3.

Reimbursement and Indemnification. SLM BankCo and NewCo hereto agrees to reimburse the other Party, within 60 days of receipt from the other Party of reasonable verification, for all costs and expenses which the other Party may incur on its behalf as a result of any of the respective SLM BankCo and NewCo Welfare Plans, Thrift Plan and Benefit Arrangements and, as contemplated by Section 10.2, any termination or severance payments or benefits. All liabilities retained, assumed or indemnified against by NewCo pursuant to this Agreement, and all liabilities retained, assumed or indemnified against by SLM BankCo pursuant to this Agreement, shall in each case be subject to the indemnification provisions of the Separation Agreement. Notwithstanding anything to the contrary, (i) no provision of this Agreement shall require any member of the NewCo Group to pay or reimburse to any member of the SLM BankCo Group any benefit-related cost item that a member of the NewCo Group has previously paid or reimbursed to any member of the SLM BankCo Group; and (ii) no provision of this Agreement shall require any member of the SLM BankCo Group to pay or reimburse to any member of the NewCo Group any benefit-related cost item that a member of the SLM BankCo Group has previously paid or reimbursed to any member of the NewCo Group.

Costs of Compliance with Agreement. Except as otherwise provided in this Agreement or any other Ancillary Agreement, each Party shall pay its own expenses in fulfilling its obligations under this Agreement.

Fiduciary Matters. SLM BankCo and NewCo each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any liabilities caused by the failure to satisfy any such responsibility.

Entire Agreement. This Agreement, together with the documents referenced herein (including the Separation Agreement, the Ancillary Agreements and the plans and agreements referenced herein), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Separation Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. Except as otherwise provided in Section 10.1(a), the provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. This Agreement may not be assigned by any Party, except with the prior written consent of the other Parties.

Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties. Any Party may, at any time, (i) extend the time for the performance of any of the obligations or other acts of another Party, (ii) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by another Party with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercises thereof or of any other right.

Remedies Cumulative. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given: (i) when personally delivered, (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent, (iii) if sent by overnight courier which delivers only upon the executed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent, or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice.

Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Governing Law. To the extent not preempted by applicable federal law, this Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Performance. Each of SLM BankCo and NewCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the SLM BankCo Group and any member of the NewCo Group, respectively. The Parties each agree to take such further actions and to execute, acknowledge and deliver, or to cause to be executed, acknowledged and delivered, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against any Party.

Effect if Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Distribution Date, this Agreement shall be of no further force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

NEW BLC CORPORATION

By:	/s/ John F. Remondi
Name: John F. Remondi Title: Chief Executive Officer

NAVIENT CORPORATION

By:	/s/ Raymond Quinlan
Name: Raymond Quinlan Title: Chief Executive Officer

Schedules to the Employee Matters Agreement

Schedule 3.3(b) RSU Awards to be Converted via Concentration Method

One-time equity grant of restricted stock units issued to Raymond J. Quinlan on January 21, 2014

Schedule 6.1 Participating Employers as of the Effective Time

Participating employers in the NewCo Thrift Plan and NewCo Welfare Plan:

Asset Performance Group, LLC

Navient Solutions, Inc. (successor to Sallie Mae, Inc.)

Navient Investment Corporation

Student Assistance Corporation

Navient Education Loan Corp.

Navient DE Corporation

Navient Credit Finance Corporation

RKL Financial Corporation

Pioneer Credit Recovery, Inc.

Student Outreach Solutions, Inc.

General Revenue Corporation

Participating employers in the SLM BankCo Thrift Plan and SLM BankCo Welfare Plan:

Upromise, Inc.

Sallie Mae Bank

SMB Servicing Company, Inc.

Schedule 10.1(b) Retention Arrangements Assumed by SLM BankCo

Employment Agreement, dated as of April 21, 2014, by and between Laurent C. Lutz, SLM Corporation, and New BLC Corporation

Letter Agreement, dated April 15, 2014, by and between Joeseph A. DePaulo, SLM Corporation, and New BLC Corporation

Letter Agreement, dated January 15, 2014, by and between Raymond J. Quinlan and SLM Corporation